Exhibit 10.2

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Second Amended and Restated Employment Agreement (this “Amendment”) is entered into on this 18th day of January, 2013 by and between Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), and Richard Peterson, a resident of Minnesota (“Employee”). Capitalized terms used herein but not otherwise defined have the meanings set forth in the Original Agreement (as defined below).

RECITALS

WHEREAS, Employee entered into a Second Amended and Restated Employment Agreement with the Company, dated May 11, 2011 (the “Original Agreement”); and

WHEREAS, the Company and Employee wish to make certain changes to the Original Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AMENDMENT

1. Employment; Term. Section 1 of the Original Agreement shall be replaced in its entirety with the following:

“Subject to all terms and conditions hereof, the Company will employ Employee, and Employee will continue to serve the Company and perform services for the Company, for a term ending on June 7, 2014 (the “Term”), or until Employee’s employment terminates under Section 11.”

2. Payments Upon Termination of Employment. Section 12 of the Original Agreement shall be replaced in its entirety with the following:

“12. Payments Upon Termination of Employment.

(a) Payments Upon Termination by the Company Without Cause. If Employee’s employment with the Company is terminated by the Company during the Term for any reason other than for “Cause” (as defined below), then Employee shall in such case receive from Company the following severance pay and benefits:

(1) The Company will pay Employee his base salary amount in effect immediately prior to the Termination Date (which base salary will not be lower than $285,000 per year) through the end of the Term (the “Guaranteed Salary”) in accordance with the Company’s normal payroll policies and procedures.

(2) The Company will pay Employee severance pay in an aggregate amount equal to one hundred four (104) weeks of Employee’s weekly base salary amount immediately prior to the Termination Date (which base salary will not be lower than $285,000 per year) (“Severance Payment”), payable over two years in equal installments in accordance with the Company’s regular payroll practices, with the first payment beginning no earlier than the expiration of all applicable rescission periods provided by law and no later than forty-five (45) calendar days following the Termination Date; provided that if the 45 day period begins in one taxable year and ends in a second taxable year, the Company will begin payment in the second taxable year.

(3) As part of the Company’s obligation to provide Employee with COBRA coverage, provided Employee is eligible for and takes all steps necessary to continue his and his family’s then-applicable health, dental, disability and life insurance coverage with the Company following the Termination Date, the Company will continue to provide such coverage under the same terms and conditions as then made available to other Company employees and their families (the employer- and employee-portions being the same as for then-current Company employees) for up to one year following the Termination Date. The Company shall be entitled to cease providing any health, dental, disability, or life insurance benefits prior to one year after the Termination Date if Employee becomes eligible for group health, dental, disability or life insurance coverage (as applicable) from any other employer. Once Employee has become eligible for comparable group health, dental, disability or life insurance coverage from any other such employer, Employee shall promptly and fully disclose this fact to the Company in writing and shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Employee’s failure or unwillingness to make such disclosure. In the event applicable provisions of the Patient Protection and Affordable Care Act of 2012, as amended, shall become effective such that the subsidy for COBRA premiums would be deemed discriminatory, then this Paragraph 3 shall become void and the Company shall have no further obligation under this Paragraph 3, except as required by applicable provisions of COBRA.

(4) Each payment pursuant to this Section 12 will constitute a separate payment under Internal Revenue Code Section 409A.

(b) Payments Upon Termination By Employee. If Employee’s employment with the Company is terminated by Employee during the Term for any reason, then Employee shall in such case receive from the Company only his base salary through the Termination Date and shall not be entitled to any payments under Section 12(a) hereof.

(c) Wages Due. If Employee’s employment with the Company is terminated by the Company for Cause, then the Company will pay to Employee Employee’s base salary through the Termination Date and shall have no obligation to provide the Guaranteed Salary, any severance pay or benefits under this Agreement to Employee.

(d) Payments Upon Disability or Death. Upon Employee’s Disability or death during the Term, the Company shall pay Employee or Employee’s estate, as applicable, the Severance Payment, but Employee or Employee’s estate, as applicable, shall not be entitled to receive the Guaranteed Salary.

(e) Limitations on Severance Pay. Notwithstanding the foregoing provisions of this Section 12, the obligation of the Company to make any of the termination payments to Employee under Sections 12(a) or 12(d) of this Agreement is contingent upon Employee’s execution of a full and valid release of claims arising out of his employment or the termination of that employment in favor of the Company, its officers, directors, agents, employees, successors, assigns and affiliates. Execution of such a release and the expiration of any applicable rescission period, following such execution, is a condition precedent to the Company’s obligation to make any of the termination payments set forth in this Agreement.

(f) If, as of the Termination Date, Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, and if any payments that Employee is entitled to receive hereunder may not be made at the time contemplated by the terms of this Agreement without causing Employee to be subject to the additional tax imposed by Section 409A of the Code, then any such payments under this Agreement that would have been paid during the period six months after Termination Date shall be held and paid in a lump sum on the first day of the seventh month following the Termination Date (without interest or earnings). Such deferral, if any, shall have no effect on any payments scheduled following the period six months after the Termination Date.

(g) For purposes of this Agreement, “Cause” shall mean:

(1) an act of dishonesty undertaken by Employee and intended to result in personal gain or enrichment of Employee or another at the expense of the Company or its Affiliates;

(2) unlawful conduct or gross misconduct by Employee, whether on the job or off the job, that, in either event, is publicly detrimental to the reputation or goodwill of the Company;

(3) the conviction of Employee of a felony, or Employee’s entry of a no contest or nolo contendre plea to a felony;

(4) persistent failure of Employee to perform Employee’s material duties and responsibilities hereunder or to meet reasonable performance objectives set by the Board, as applicable, from time to time, which failure is willful and deliberate on Employee’s part and has not been cured by Employee within fifteen (15) days after written notice thereof to Employee from the Company;

(5) willful and deliberate breach by Employee of his fiduciary obligations as an officer or director of the Company; or

(6) material breach of any terms or conditions of this Agreement by Employee which breach has not been cured by Employee within fifteen (15) days after written notice thereof to Employee from the Company.

For the purposes of this Section 12(g), no act or failure to act on Employee’s part shall be considered “dishonest,” “willful” or “deliberate” unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

3. Employment Beyond Term. Notwithstanding any other provision in the Original Agreement or this Amendment to the contrary, if Employee’s employment with the Company extends beyond the Term, Employee shall not be entitled to the Severance Payment.

4. Change in Control. Appendix A to the Original Agreement is hereby deleted in its entirety.

5. Unit Appreciation Right. Nothing in this Amendment affects Employee’s rights under the Unit Appreciation Right dated as of January 18, 2013.

6. Other Matters. Except as specifically amended herein, all terms and conditions of the Original Agreement remain in full force and effect.

[Signature page contained on following page.]

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first written above.

ADVANCED BIOENERGY, LLC

By:	/s/ Scott A. Brittenham
Name:	Scott A. Brittenham
Its:	Chairman of the Board of Directors

EMPLOYEE

/s/ Richard Peterson
Richard Peterson